CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Version

FIRST AMENDMENT TO THE JOINT VENTURE AGREEMENT

This First Amendment to the Joint Venture Agreement (hereinafter referred to as “Amendment”) is made and entered into this 27th day of January, 2014, by and among:

On one side:

SAO MARTINHO S.A. a company duly incorporated and existing under the laws of Brazil, legal successor, by spin-off, of Usina São Martinho S.A. (“USM”), having its principal place of business at Fazenda Sao Martinho, Município de Pradopolis, Estado de Sao Paulo, Brazil, CEP 14850-000, duly enrolled before the Brazilian Corporate Taxpayer’s Registry under No. 51.466.860/0001-56, (hereinafter referred to as “SMSA”),

And, on the other side:

AMYRIS BRASIL LTDA., a company duly organized and existing under the laws of Brazil, with principal place of business at Rua James Clerk Maxwell, 315, Tecnho Park, in the City of Campinas, State of São Paulo, Brazil, enrolled with CNPJ/MF under No. 09.397.224/0001-20, herein represented in accordance with its by-laws (“Amyris Brasil”); and,

AMYRIS INC., (the successor in interest to Amyris Biotechnologies Inc.) a company duly organized and existing under the laws of the State of Delaware, United States of America, with principal place of business at 5885 Hollis Street, Suite 100, Emeryville, State of California ( “ABI” and, together with Amyris Brasil, “Amyris”);

SMSA and Amyris are hereinafter jointly referred to as “Parties”, and, individually, as a “Party”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

WHEREAS

(i) On April 14, 2010, SMSA (the successor by spin-off of USM) and Amyris entered into a Joint Venture Agreement (the “Agreement”) which established the terms and conditions of the formation of a joint venture among the Parties to construct and operate a manufacturing facility in Brazil for the production of Amyris Renewable Products (“JV Plant”);

(ii) On the same date, the Parties executed a Shareholders Agreement (the “Shareholders’ Agreement”) in order to set out the terms and conditions to govern their relationship as Shareholders of the Company.

(iii) The Agreement establishes under Section 3.12 that the Company shall be the owner of the first plant in Brazil specifically built to produce JV Products, subject to the terms and conditions provided in the Agreement and its Schedules;

(iv) Amyris decided to build and started to operate a plant in the city of Brotas, State of São Paulo (“Brotas Mill”), in order to manufacture Farnesene before the beginning of the operation of the JV Plant;

(v) At a meeting of the Board of Directors of the Company held on February 24, 2012, the Board approved the temporary suspension of the construction of the JV Plant, based on Amyris’ recommendation/strategic decision;

(vi) The construction of the JV Plant is still suspended and as a result it will not be possible to meet the goal established in Section 3.13 of the Agreement to have the Company operational and able to produce the JV Products by December 31, 2013 at the latest; and

(vii) The Parties have agreed to extend the deadline set forth under Section 3.13 of the Agreement, provided that certain additional conditions are met.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the Parties hereto hereby agree as follows:

I – DEFINITIONS

1. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement and in the Shareholders’ Agreement.

II – SPECIAL RIGHTS OF THE COMPANY

2.1. The Parties have agreed to amend Section 3.12 of the Agreement in order to accept Brotas Mill’s production, provided that such mill is wholly owned by Amyris as an exception (and the only exception) to the Company’s special right provided under such Section. As a consequence, Section 3.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.12. Special Rights of the Company. Except for the plant located at Brotas, State of São Paulo (“Brotas Mill”), built, operated and owned exclusively by Amyris, the Company shall be the owner of the first plant in Brazil specifically built to produce the JV Products, subject to the terms and conditions provided in this Agreement and its Schedules. In any event, Amyris Brasil and ABI shall be allowed to contract the manufacturing of the JV Products in Brasil with third parties under specific toll manufacturing arrangements using existing manufacturing capacity, provided that, once the JV Plant becomes operational, Amyris Brasil shall have ninety (90) days as from the beginning of operations of the JV Plant to terminate all such toll manufacturing arrangements with third parties”.

III – RESUMPTION OF THE CONSTRUCTION OF THE JV PLANT

3.1. As per the decision of the Board of Directors of the Company on February 24, 2012, the construction of the JV Plant was temporarily suspended. In this regard, the Parties agree that the resumption of the construction of the JV Plant shall only commence after it has been approved by SMSA. As a consequence, an express approval of SMSA for the resumption of the construction of the JV Plant shall be considered a condition precedent. However, the express approval for the resumption of the construction of the JV Plant cannot be hold nor denied without reasonable justification by SMSA.

3.1.1. SMSA shall receive the following set of documents/information from Amyris based on the periodic evaluations of Brotas Mill at the earliest possible time but in no event later than March 31, 2015 to make a decision about the resumption of the construction of the JV Plant. As a consequence, bearing in mind the statement from Section 3.1 above, the parties have also agreed that in case Amyris has met the criteria foreseen by this 3.1.1 and items (i), (ii), (iii) below, SMSA shall provide its final approval, agreeing with the resumption of the construction of the JV Plant. On the other hand, in case Amyris has not timely met the criteria foreseen by items (i), (ii) and (iii) (i.e, cumulatively all the criteria set forth in of all of these items), SMSA shall have a reasonable justification to deny its approval for the resumption of the construction of the plant.

(i) [*] The achievement of these parameters shall be monitored by specialists indicated by SMSA using audit systems chosen by mutual agreement of the Parties.

(ii) Evidence of the economic and market feasibility of the JV Plant, including but not limited to information related to commercial agreements executed by Amyris Brasil related to the sale of farnesene, including JV Products;

(iii) Evidence of the successful solution of the effluents and solids waste treatment. The liquid effluents like the ‘vinasse’ of the process as well as other spent waters shall be completely identified from the chemical and physical point of view and the management of these effluents must be well defined in accordance with the pertinent legislation stated by environmental authorities and the CTNBIO. It is also mandatory to specify the destination of the solids wastes, mainly what will be the destination of the spent yeasts after their inactivation and its market potential and selling value.

3.1.2. For purpose of SMSA’s approval for the resumption of the construction of the JV Plant as set forth in sections 3.1 and 3.1.1 above, the Parties agree that a 5% (five percent) downwards variation to the rates indicated in item (i) of section 3.1.1 above shall be allowed. However, if the rates vary more than 5% downwards, then, Amyris shall provide SMSA with

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

strong evidence that up to the beginning of the operation of the JV Plant, satisfactory performance of the Amyris Technology according to the rates above will be achieved. In such case, and depending on the evidence provided by Amyris, SMSA, at its sole discretion, may authorize or not the resumption of the construction of the JV Plant.

3.1.3. In order to keep track developments on the matters listed above, SMSA shall have the right to send a representative to visit Amyris Brasil and Brotas Mill premises and to have access to all information related to the matters above. Visits must be informed by SMSA no less than 3 days in advance of the day intended for the visit.

3.1.4. In the event that the complete set of documents described above is not submitted by Amyris to SMSA by March 31, 2015, or (ii) SMSA, based on the analysis of such documents, does not approve, by no later than Jun 30, 2015, the resumption of the construction of the JV Plant, SMSA shall have the right to terminate the Agreement, by means of written notice to Amyris and, in this case, as the sole remedy for such termination, (i) all Ancillary Agreements and the Shareholders Agreement shall be terminated without penalty; (ii) Amyris Brasil shall buy SMSA’s equity for its corresponding acquisition cost; and (iii) Amyris Brasil shall transfer the Company’s assets and headquarter to other location within one hundred and eighty (180) days from the event.

IV – EXTENSION OF THE DEADLINE FOR BEGINNING OF OPERATION OF THE JV PLANT

4.1. The Parties also agreed to extend the deadline for the beginning of the operation of the JV Plant to 18 (eighteen) months after the resumption of the construction of the JV Plant, but no later than March 31, 2017 at the latest. In this regard, the Parties decided to amend Section 3.13 of the Agreement, which is hereby amended and restated in its entirety to read as follows:

3.13. Beginning of Operation of the Plant. The Parties agree that it is their intent to have the Company operational and able to produce JV Products before March 31, 2017. However, in case this goal cannot be met and by March 31, 2017, at the latest, the Company is still not operational and producing JV Products, SMSA shall have the right to terminate the Joint Venture, by means of written notice to Amyris and, in this case, as the sole remedy for such delay, (i) all Ancillary Agreements and the Shareholders Agreement shall be terminated without penalty; (ii) Amyris Brasil shall buy SMSA’s equity for its corresponding acquisition cost; and (iii) Amyris Brasil shall transfer the Company’s assets and headquarter to other location within one hundred and eighty (180) days from the event (in case there is no asset to be transferred, the Company’s headquarters shall be transferred by Amyris Brasil to other location within thirty (30) days from the event).

4.2. Due to the extension of the deadline above, the Parties also agree to extend the deadlines indicated in Section 7.1 of the Agreement, which is hereby amended and restated in its entirety to read as follows:

“7.1. Additional SMSA Plant. Amyris shall grant SMSA the right to implement the Amyris Technology at a second industrial facility for the production of Amyris Renewable products from [*]. SMSA shall inform Amyris about its decision to build such second production facility by no later than December 31, 2018, provided that such facility must be operational by no later than April 1, 2019, provided, further, that in case of reasonable delay in the beginning of the operation of the JV Plant, this term shall be extended accordingly. Such facility would be built entirely at SMSA’s expense. Amyris would retain exclusive distribution rights over the Amyris Renewable Products produced at this facility upon economic term not less favorable than the best terms that Amyris has in place with third parties at that time production commences, to be calculated with “Schedule 7.1.” attached hereto.

V – RIGHT TO EXTEND THE TERM OF THE AGREEMENT

5.1. As a consequence of the postponement of the deadline for the beginning of the operation of the JV Plant, the Parties agree that SMSA shall have the right to request, at its own discretion, the automatic extension of the term of the Agreement set forth on Section 8.1 thereto for an additional term (“Additional Term”) equal to the period comprehended between the execution date of the Agreement (April 14, 2010) and the date in which the JV Plant starts its operation. SMSA’s right to automatically extend the term of the Agreement for the Additional Term shall be exercised by means of a written notice to Amyris that might be delivered at any time during the Term.

VI – MISCELANEOUS

6.1. The remaining provisions of the Agreement which were not amended by this Amendment shall remain unchanged, valid, in full force and effect. This Amendment shall form an integral part of the Agreement.

6.2. Arbitration. Except for disputes regarding obligations that admit, forthwith, judicial execution, the Parties undertake to endeavor best efforts to amicably resolve by mutual negotiation any disputes arising from or related to this Agreement and/or its Exhibits/Schedules and/or related thereto, including but not limited to any issues relating to the existence, validity, effectiveness, termination or contractual performance (“Dispute”). In case such mutual agreement is not reached, any Dispute will be referred to and exclusively and finally settled by binding arbitration according to the rules (“Arbitration Rules”) of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“Arbitration Chamber”), which rules are deemed to be incorporated by reference to this Agreement, except as such Arbitration Rules may be modified herein or by mutual agreement by the Parties.

6.3. Arbitral Tribunal. The arbitration will be settled before a panel of three arbitrators. One arbitrator and relevant alternate will be appointed by SMSA, another arbitrator and relevant alternate will be appointed by Amyris. Should any Party fail to appoint its arbitrator and/or its alternate within fifteen (15) days from the date of receipt of the notice of service from the

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Arbitration Chamber, the president of the Arbitration Chamber will appoint such arbitrator and relevant alternate within the following fifteen (15) days. The third arbitrator will be appointed jointly by such two arbitrators within thirty (30) days of the latest appointment; such third arbitrator will act as the president of the arbitration panel (“Arbitration Panel”). In the event the arbitrators fail to reach, within the 30-day period mentioned above, a mutual understanding over the appointment of the president of the Arbitration Panel, the president of the Arbitration Panel will be appointed according to the rules of the Arbitration Chamber.

6.4. Restraints. In no event will any member of the Arbitration Panel be a current or former employee, agent, officer or director of any Party or any of their respective Affiliates.

6.5. Place of Arbitration. The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award will be rendered. Any acts may be practiced by the Parties, witnesses, expert witnesses and Arbitration Panel in any place agreed upon by the Parties, regardless of the seat of arbitration.

6.6. Language. The arbitration shall be conducted in Portuguese. Documentary evidence in the arbitration proceedings may be submitted in English and translation thereof will not be required.

6.7. Binding Nature. The arbitration award shall be final, unappealable and binding on the Parties, their successors and assignees, who agree to comply with it spontaneously and expressly, waive any form of appeal, except for the request for correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award, as set forth in article 30 of the Arbitration Law, except, yet, for the good-faith exercise of the annulment established in article 33 of the Arbitration Law. If necessary, the arbitral award may be performed in any court which has jurisdiction or authority over the Parties and their assets. The decision will include the distribution of costs, including attorney’s fees and reasonable expenses as the Arbitration Panel sees fit.

6.8. Fine for Breach of Arbitration. The Party which, without legal support, frustrate or prevent the instatement of Arbitral Tribunal, whether by failing to adopt necessary measures within proper time, or by forcing the other Party to adopt the measures set forth in article 7 of the Arbitration Law, or yet, by failing to comply with all the terms of the arbitration award, shall pay a pecuniary fine equivalent to R$ 50,000.00 (fifty thousand reais) per day of delay, applicable, as appropriate, from (a) the date on which the Arbitral Tribunal should have been instated; or, yet, (b) the date designated for compliance with the provisions of the arbitration award, without prejudice to the determinations and penalties included in such award.

6.9. Costs. Unless otherwise ordered by the Arbitration Panel, each Party will be responsible for its respective costs and expenses incurred as a result of the arbitration (including reasonable attorney’s fees and expenses).

6.10. Exceptional Court Jurisdiction. The Parties are fully aware of all terms and effects of the arbitration clause herein agreed upon. Without prejudice to the validity of this arbitration clause, the Parties hereby elect the Judicial District of the City of São Paulo,

State of São Paulo, Brazil, to the exclusion of any other courts, – if and when necessary for the sole purposes of: (a) executing obligations that admit, forthwith, judicial execution; (b) obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, so as to secure the arbitration to be commenced or already in course between the Parties and/or to ensure the existence and efficacy of the arbitration proceeding; or (c) obtaining measures of a mandatory and specific nature. The Parties are entitled to directly apply for such measures before the Judicial District of the City of São Paulo, State of São Paulo only if the Arbitration Panel has not yet been established, in which case the Arbitration Panel shall, upon its establishment, acquire exclusive full and exclusive authority over such measures, including the abilities to definitively revert any partial or final judicial decision already granted over the disputed issues and to definitively rule over any request pending of judicial decision. If, however, the Arbitration Panel has already been established, the Parties shall request any such measures to the Arbitration Panel, being entitled to directly resort to the Judicial District of the City of São Paulo solely for the purposes of enforcing measures that have been granted by the Arbitration Panel and not properly complied by the other Party. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the jurisdiction limits of the Arbitral Tribunal

6.11. This Amendment shall become effective immediately.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives on the day and year first above written.

/s/ Fabio Venturelli /s/ Helder Luiz Gosling
SÃO MARTINHO S.A.

/s/ Paulo Diniz /s/ Erica Baumgarten
AMYRIS BRASIL LTDA.

/s/ John Melo
AMYRIS INC.

WITNESSES:

______________/s/_________________ Name:[*] Id: [*]	____________/s/___________________ Name: [*] Id: [*]
This page is made a part of the First Amendment to the Joint Venture Agreement, entered into by and among São Martinho S.A., Amyris Brasil Ltda. and Amyris Inc. on January 27, 2014.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.